FORM 3
                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION          _____________________
                 WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                     |_____________________|
                  INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
           BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                     |   DECEMBER 31, 2001 |
       Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,            |BURDEN HOURS         |
        Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
          Holding Company Act of 1935                |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person
        Maxwell                      John                         D.
     _______________________________________________________________________
        (Last)                      (First)                    (Middle)

      100 Tri-State Drive           Suite 200
     _______________________________________________________________________
                                   (Street)
      Lincolnshire                    IL                          60069
     _______________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2.  Date of Event Requiring Statement (Month/Day/Year)
      01/31/00
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)

 ___________________________________________________________________________
 4.  Issuer Name and Ticker or Trading Symbol
      Ivex Packaging Corporation / IXX
 ___________________________________________________________________________
 5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (   ) Director
     (   ) 10% Owner
     ( X ) Officer (give title below)
     (   ) Other (specify title below)
           Vice President and General Manager
 ___________________________________________________________________________
 6.  If Amendment, Date of Original (Month/Day/Year)

 ___________________________________________________________________________
 7.  Individual or Joint/Group Filing (Check Applicable Line)
     _X_ Form filed by One Reporting Person
     ___ Form filed by More than One Reporting Person

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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ___________________________________________________________________________
 |1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
 |   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
 |                    |   Beneficially|   (D) or      |   Beneficial       |
 |                    |   Owned       |   Indirect (I)|   Ownership        |
 |                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
 |                    |               |               |                    |
 |    Common Stock    |      2900     |       D       |                    |
 |____________________|_______________|_______________|____________________|





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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)
    Employee Stock Option (right to buy)
 ___________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
        (1) See Explanation                             (1)  9/30/07
        (2) See Explanation                             (2) 12/31/08
        (3) See Explanation                             (3)  6/28/09
        (4) See Explanation                             (4) 12/31/09
      _______________________                         _______________
          Date Exercisable                            Expiration Date
 ___________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                                                        (1)  1,000
                                                        (2)  5,000
                                                        (3) 10,000
           Common Stock                                 (4) 15,000
          ______________                       __________________________
                Title                          Amount or Number of Shares
 ___________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security
    (1) $16.00     (2) $23.25     (3) $21.44     (4) $10.00
 ___________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
    (Instr. 5)
    D
 ___________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)

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    EXPLANATION OF RESPONSES:

 (1)  Option vests in three equal instalments beginning 9/30/98.
 (2)  Option vests in three equal instalments beginning 12/31/99.
 (3)  Option vests in three equal instalments beginning 6/28/00.
 (4)  Option vests in three equal instalments beginning 12/31/00.



      /s/ John D. Maxwell                           February 10, 2000
    _____________________________________           __________________
    **  SIGNATURE OF REPORTING PERSON                      DATE

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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